Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd. L. Melvin Cooper, SVP & CFO 361-664-0549
[FOR IMMEDIATE RELEASE]
DRG&L Ken Dennard, Managing Partner Ben Burnham, AVP 713-529-6600

Forbes Energy Services Announces Pricing of Offering of

$280,000,000 of 9% Senior Notes due 2019

ALICE, TEXAS – May 24, 2011 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced today that it has priced an offering of $280,000,000 aggregate principal amount of 9% Senior Notes due 2019 (the “New Notes”). The New Notes will be issued at par and will be fully and unconditionally guaranteed on a senior basis by each of the Company’s existing and certain future domestic restricted subsidiaries.

The closing of the offering of the New Notes is expected to occur on or about June 7, 2011, subject to the closing of the pending tender offer (the “Offer”) and related consent solicitation (the “Consent Solicitation”) by the Company’s subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc. (together, the “Issuers”) for the Issuers’ $192,500,000 aggregate principal amount of 11% Senior Secured Notes due 2015 (the “Existing Notes”), and other customary closing conditions.

The Company intends to use the net proceeds of approximately $272.7 million from the issuance of the New Notes (i) to purchase the Existing Notes tendered by noteholders in the Offer and to pay the related consent fee pursuant to the Consent Solicitation for the Existing Notes, or to purchase any Existing Notes not tendered in a subsequent transaction, (ii) to repurchase its First Priority Floating Rate Notes due 2014, (iii) for general corporate purposes and (iv) to pay related fees and expenses.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the New Notes. The issuance of the New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and the New Notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements. The New Notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States in compliance with Regulation S of the Securities Act.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s offering of New Notes. There can be no assurance that this offering and the transactions associated therewith will be consummated. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.